Amendment No.1 to Distribution Agreement

This Amendment No. 1, dated as of February 23, 2016 (the "Effective Date"), to the Distribution Agreement (this "Amendment"), by and between Principal Exchange-Traded Funds, a Delaware statutory trust (the "Fund"), and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 ("ALPS").

WHEREAS, the Fund and ALPS entered into a Distribution Agreement dated as of May 1, 2015, as in effect prior to giving effect to this Amendment (the "Agreement"); and

WHEREAS, the Fund and ALPS wish to amend the Agreement to add Portfolios to be offered under the Fund.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.Appendix A (List of Portfolio(s)) of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A (List of Portfolio(s)) attached hereto.

2.Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

PRINCIPAL EXCHANGE-TRADED FUNDS		ALPS DISTRIBUTORS, INC.

By:	/s/ Layne A. Rasmussen	By:	/s/ Steven B. Price
Name: Layne A. Rasmussen		Name: Steven B. Price
Title: VP, Controller		Title: SVP & CCO

APPENDIX A

LIST OF PORTFOLIOS

Principal EDGE Active Income ETF
Principal Price Setters Index ETF
Principal Shareholder Value Index ETF